GENSPERA ANNOUNCES FIRST PATIENT TREATED IN G-202 PHASE II HEPATOCELLULAR CARCINOMA TRIAL

SAN ANTONIO, Texas, February 21, 2013 – GenSpera, Inc. (OTCBB:GNSZ) announced that the first patient has been treated in the Phase II clinical trial of its lead compound, G-202, in patients who have hepatocellular carcinoma (HCC).

“We have now enrolled a patient with advanced HCC who has not been helped by standard-of-care therapy with sorafenib,” said Devalingam Mahalingam, M.D., Ph.D., an oncologist at the Cancer Therapy & Research Center at The University of Texas Health Science Center at San Antonio. “Often, these patients have limited therapeutic options and survival rates are very modest in this setting. It is reassuring to know that G-202 provides another therapeutic possibility for our advanced HCC patients in this Phase II clinical study, which follows the safety and therapeutic efficacy we observed in the Phase I clinical study. We look forward to enrolling more patients in this study and reporting data later this year.”

“We are excited to begin the HCC trial, which constitutes another milestone in the G-202 clinical development plan,” said Craig Dionne, PhD, GenSpera CEO and President. “The scientific rationale for testing G-202 in HCC is very high and we are pleased with how readily the clinical community has embraced its development for this patient population.”

About GenSpera

GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that targets release of the drug within the tumor. Unlike typical chemotherapeutic agents, thapsigargin kills cells irrespective of the rate of cell division, which may provide an effective approach to kill both fast- and slow-growing cancers as well as cancer stem cells. GenSpera’s lead drug candidate, G-202, is activated by the enzyme PSMA which is found at high levels in prostate cancer and in the vasculature of almost all solid tumors and is therefore expected to have efficacy in a wide variety of tumor types.

Data from the G-202 Phase Ib program in solid tumor patients demonstrated that G-202 is well-tolerated, with prolonged disease stabilization observed in several hepatocellular carcinoma patients who had previously progressed on sorafenib therapy. A Phase II clinical trial in patients with hepatocellular carcinoma is underway. For more information, please visit the Company’s website: www.genspera.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports filed with the Securities and Exchange Commission.

CONTACT:

Company:	Craig Dionne, PhD, CEO

GenSpera, Inc. (210) 479-8112

Investors:	Paul Henning

Cameron Associates (212) 554-5462

Media:	Deanne Eagle

Planet Communications (917) 837-5866

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